UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 20, 2013

Concho Resources Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33615	76-0818600
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Concho Center 600 West Illinois Avenue Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 683-7443

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Underwriting Agreement

On May 20, 2013, Concho Resources Inc. (the “Company”) and its subsidiaries entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the underwriters named in Schedule 1 thereto (collectively, the “Underwriters”), in connection with an underwritten public offering (the “Offering”) of an additional $850 million aggregate principal amount of the Company’s 5.5% Senior Notes due 2023 (the “Notes”). The Notes are an additional issuance of the Company’s outstanding 5.5% Senior Notes due 2023, which it issued in August 2012 in aggregate principal amount of $700 million. The Notes will be issued at a price equal to 103.750% of the principal amount thereof resulting in a yield to worst of 4.884%. The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by the Company’s subsidiaries, COG Acreage LP, COG Holdings LLC, COG Operating LLC, COG Production LLC, COG Realty LLC, Concho Oil & Gas LLC, Delaware River SWD LLC and Quail Ranch LLC (collectively, the “Subsidiary Guarantors”). The issuance and sale of the Notes has been registered under the Securities Act of 1933 (the “Securities Act”) pursuant to an automatic shelf Registration Statement on Form S-3 (Registration No. 333-184037), of the Company, filed with the Securities and Exchange Commission (the “Commission”) on September 21, 2012. Closing of the issuance and sale of the Notes is expected to occur on June 4, 2013. A legal opinion relating to the Notes is filed herewith as Exhibit 5.1.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities. Furthermore, the Company has agreed with the Underwriters not to offer or sell any debt securities issued or guaranteed by the Company having a term of more than one year (other than the Notes) for a period of 45 days after the date of the Underwriting Agreement without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The Underwriters or their affiliates have from time to time provided investment banking, commercial banking and financial advisory services to the Company, for which they have received customary compensation. The Underwriters and their affiliates may provide similar services in the future. In particular, certain of the Underwriters or their affiliates are lenders under the Company’s credit facility and will receive a portion of the net proceeds from the offering of the Notes. In addition, from time to time, certain of the Underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans, and may do so in the future. Certain of the Underwriters or their affiliates are holders of the Company’s 2017 Notes (as defined below) and, accordingly, may receive a portion of the proceeds of the Offering in the Tender Offer (as defined below).

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to such Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

The terms of the Notes are governed by the indenture dated as of September 18, 2009 (the “Base Indenture”), among the Company, certain of the Subsidiary Guarantors, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the seventh supplemental indenture, dated as of August 17, 2012 (the “Supplemental Indenture”; the Base Indenture, as amended and supplemented by the Supplemental Indenture, the “Indenture”).

The Notes will mature on April 1, 2023, and interest is payable on the Notes on each April 1 and October 1 of each year, and the next interest payment will be due on October 1, 2013. The Company may redeem some or all of the Notes at any time on or after October 1, 2017 at the redemption prices specified in the Indenture. The Company may also redeem up to 35% of the Notes in an amount not greater than the net proceeds of certain public sales of equity interests completed before October 1, 2015 at a redemption price as specified in the Indenture. If the Company sells certain assets or experiences specific kinds of change of control, each as described in the Indenture, each holder of the Notes will have the right to require the Company to repurchase the Notes at a purchase price described in the Indenture plus accrued and unpaid interest, if any, to the date of repurchase.

The Notes are the Company’s senior unsecured obligations, and will rank equally in right of payment with all of the Company’s existing and future senior debt, and will rank senior in right of payment to all of the Company’s future subordinated debt. The Notes will be effectively subordinated to all of the Company’s existing and future secured debt to the extent of the value of the collateral securing such indebtedness.

The Indenture restricts the Company’s ability and the ability of certain of its subsidiaries to, among other things: (i) incur additional indebtedness; (ii) pay distributions or dividends on equity or purchase, redeem or otherwise acquire equity; (iii) make certain investments; (iv) use assets as collateral in other transactions; (v) sell certain assets or merge with or into other companies; and (vi) enter into transactions with affiliates. These covenants are subject to a number of important exceptions and qualifications.

The Indenture contains customary events of default, including:

•	default in any payment of interest on any Note when due, continued for 30 days;

•	default in the payment of principal of or premium, if any, on any Note when due;

•	failure by the Company to comply with its obligations under the Indenture, in certain cases subject to notice and grace periods;

•	payment defaults and accelerations with respect to other indebtedness of the Company and its Restricted Subsidiaries (as defined in the Indenture) in the aggregate principal amount of $30.0 million or more;

•	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (as defined in the Indenture) or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

•	failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay certain final judgments aggregating in excess of $30.0 million within 60 days; and

•	any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, ceases to be in full force and effect, is declared null and void in a judicial proceeding or is denied or disaffirmed by its maker.

If an event of default under the Indenture occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on the Notes to be due and payable, or, in the case of certain events of default relating to bankruptcy, insolvency or reorganization, those amounts will automatically become immediately due and payable.

The foregoing descriptions of the Indenture and the Notes are qualified in their entirety by reference to the Supplemental Indenture (including the form of Notes attached thereto), copies of which were previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 17, 2012 and are incorporated herein by reference.

Tender Offer and Consent Solicitation

Additionally, on May 20, 2013, the Company commenced a tender offer (the “Tender Offer”) for any and all of its $300 million outstanding aggregate principal amount of its 8.625% senior notes due 2017 (the “2017 Notes”) to be funded with the net proceeds of the Offering. In conjunction with the Tender Offer, the Company is also soliciting from holders of the 2017 Notes consents to proposed amendments to the indenture governing the 2017 Notes, which would shorten to three business days the minimum notice period for optional redemption and would eliminate most of the covenants and certain events of default applicable to the 2017 Notes.

There is no assurance that the Tender Offer will be subscribed for in any amount. In the event that all of the 2017 Notes are not acquired in the Tender Offer, the Company intends (but is not obligated) to redeem any 2017 Notes that remain outstanding, although the occurrence and timing of any such redemption is within the Company’s discretion.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description contained under Item 1.01 above is incorporated by reference in its entirety into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement dated May 20, 2013 by and among Concho Resources Inc., the subsidiary guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the underwriters named therein.

4.1	Seventh Supplemental Indenture, dated August 17, 2012, between Concho Resources Inc., the subsidiary guarantors named therein, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 17, 2012).

4.2	Form of 5.5% Senior Notes due 2023 (included in Exhibit 4.1).

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCHO RESOURCES INC.

Date: May 22, 2013	By:	/s/ Travis Counts
	Name:	Travis Counts
	Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
1.1	Underwriting Agreement dated May 20, 2013 by and among Concho Resources Inc., the subsidiary guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the underwriters named therein.

4.1	Seventh Supplemental Indenture, dated August 17, 2012, between Concho Resources Inc., the subsidiary guarantors named therein, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 17, 2012).

4.2	Form of 5.5% Senior Notes due 2023 (included in Exhibit 4.1).

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).